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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:     September 7, 1999
CONTACT:                   Martin Katz, Media: 302-571-7288 or katz.wsfs@dol.net
                           Mark Turner, Investor Relations: 302-571-7160 or turnerm.wsfs@dol.net

     WILMINGTON SAVINGS FUND SOCIETY, FSB (WSFS) ANNOUNCES PENDING LAUNCH OF INTERNET-ONLY BANKING SUBSIDIARY AND INVESTMENT IN CUSTOMERONE FINANCIAL
                                 NETWORK, INC.

Wilmington, DE -- WSFS Financial Corporation (NASDAQ/NMS: WSFS), through its primary subsidiary, WSFS, FSB (WSFS), is pleased to announce the anticipated launch of its new everbank.com(TM) subsidiary, marking a significant entrance into the rapidly emerging Internet-only banking sector.

To achieve its objective of offering high value Internet-only banking to a national clientele, WSFS has made a $5.5 million investment in CustomerOne Financial Network, Inc. (C1FN), a company formed in early 1998 for the express purpose of providing direct-to-consumer marketing, servicing, internet development and technology management for "branchless" financial services. With its investment, WSFS is an approximately 25% owner and the largest single shareholder in C1FN, and has received warrants for the purchase of an additional 20% ownership. WSFS has the opportunity, and under certain circumstances, the obligation, to invest an additional $5.4 million in C1FN, at current offered ownership prices.

Under the planned structure, which requires Office of Thrift Supervision (OTS) approval, C1FN's Internet-only banking infrastructure will become part of everbank.com(TM), a wholly controlled subsidiary of WSFS. Collectively, the combined management of the new everbank.com(TM) subsidiary will have over 125 years experience in direct marketing and the management of remote clientele for banking and financial services. It's planned that everbank.com(TM) customers, through the Internet and a 24 hours a day, seven days a week live call center, will be provided a full array of superior value products, including deposit accounts, secure web banking, online bill payment, credit cards and instant decision home loans. Through C1FN, brokerage, investment advisory services and insurance quote services will be available.

"Developments over the past year have convinced us that Internet-only banking will be a significant part of the future of financial services. We also understand the very specialized skills and dedicated focus needed to make a fully branchless Internet-only banking operation a success," said WSFS Chairman, President and CEO, Marvin Schoenhals, adding, "We are also aware that it is difficult to develop these skills and focus inside a traditional branch-bank environment. We believe the management expertise of the new everbank.com(TM) subsidiary will offer WSFS a rapid and effective entrance into this market. What's more, this will be done in a targeted way, so as to preserve not only the integrity of WSFS, the successful community bank that has been built over the last 167 years, but also our current WSFS Bank



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Internet delivery channel, NetConnect(sm), which was rolled out to our traditional WSFS customers last month."

According to a June 1999 study by Goldman Sachs, only 4 percent of US households currently use online banking. The report goes on to forecast that the number of online bank customers is expected to jump to about 20% of all US households by 2002.

Everbank.com(TM) plans to focus the marketing efforts on higher net worth individuals who have demonstrated their comfort with remotely fulfilled, self-directed financial services. "The target market consists of approximately 4 to 5 million individuals, and we hope to capture a 4 to 5 percent market share. The business plan is extremely focused, and members of the everbank.com(TM) management team have, in prior careers, spent the last 15 to 20 years catering to, and successfully selling to this profitable niche," says Frank O. Trotter, Chairman and President of C1FN.

Subject to regulatory approval, WSFS expects to roll out everbank.com(TM) to the public in the fourth quarter of 1999. Commensurate with the operations of a new venture, WSFS expects its costs and early operating losses to be approximately $.01 to $.02 per share, per quarter through the startup phase, which begins in the third quarter of 1999 and is expected to last two to four quarters.

WSFS Financial Corporation is a $1.7 billion financial services company. Its principal subsidiary, WSFS, operates twenty-three retail-banking offices in New Castle County and Dover, Delaware, as well as Chester, Delaware, and Montgomery Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation; Community Credit Corporation; and 838 Investment Group, Inc. For more information, please visit our website at www.wsfsbank.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, that involve risk and uncertainty. It should be noted that a variety of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include, but are not limited to, regulatory approvals, the growth of the economy, interest rate movements, timely development of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, Congressional legislation, and similar matters. Readers of this release are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations. WSFS Financial Corporation does not undertake and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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